                                                             EXHIBIT NO. EX-99.e
                             UNDERWRITING AGREEMENT

                                   between

                                  J&B Funds

                                     and

                             Jones & Babson, Inc.

            THIS AGREEMENT, made and entered into as of this 1st day of
November, 2000, by and between J&B Funds, a Delaware business trust, hereinafter referred to as the "Trust") and Jones & Babson, Inc. (a Missouri
corporation, hereinafter referred to as "Principal Underwriter").

            1.    Subject to the provisions of its Agreement and Declaration of Trust and By-laws, copies of which have been delivered to and are acknowledged by the Principal Underwriter, the Board of Trustees of the Trust
hereby appoints the firm of Jones & Babson, Inc. as the Principal Underwriter and national distributor of the shares of the various series of the Trust, except for shares which the Trust may elect pursuant to authority of its
Board of Trustees to issue direct to registered owners, which shall include by definition but not by limitation stock issued by virtue of reinvestment of dividends, or as the result of a splitting of shares, or as the result of the
Trust merging or consolidating with another organization, or in return for acquisition of assets, or as the result of shares issued in connection with a contractual plan for which the Trust is the underlying investment, or for the purpose of complying with the registration laws of a particular state or jurisdiction.

            2.    The Trust agrees to prepare and file registration
statements with the Securities and Exchange Commission and the Securities
Departments of the various states and other jurisdictions in which the shares may be offered, and do such other things and to take such other actions as may be mutually agreed upon by and between the parties as shall be reasonably necessary in order to effect the registration and the sale of the Trust's shares.

            3.    The Principal Underwriter agrees to place its full
facilities at the disposal of the Trust and to assist and cooperate fully with respect to the registration and qualification of the Trust's shares, as well as perform all functions required in connection with any offering including, but not limited to, the creation and preparation of literature, advertising, and any other promotional material for the purpose of selling the Trust's shares.

            4.    Jones & Babson, Inc. will act as agent of the Trust and not as principal in the solicitation and sale of the shares of the Trust unless expressly agreed to in writing by the Principal Underwriter and the Fund.

            5.    Normally, the Fund shall not exercise any direction or
control over the time and place of solicitation, the persons to be solicited, or the manner of solicitation; but the Principal Underwriter agrees that solicitations shall be in a form acceptable to the Trust and shall be subject to such terms and conditions as may be prescribed from time to time by the
Trust, the

Registration Statement, the Prospectus, the Agreement and
Declaration of Trust, and By-laws of the Trust, and shall not violate any provision of the laws of the United States or of any other jurisdiction to which solicitations are subject, or violate any rule or regulation promulgated by any lawfully constituted authority to which the Trust or
Principal Underwriter may be subject.

            6.    The Trust agrees to issue new shares direct to the
registered owner pursuant to this Agreement and according to instructions from the Principal Underwriter, subject to the net asset value of such shares next effective after acceptance of the order by the Trust and as more fully set out in paragraph 8.

            7.    The Trust hereby authorizes the Principal Underwriter to
sell its shares in accordance with the following schedule of prices:

            The  applicable  price will be the net asset value per share next effective  after receipt and acceptance by the Trust of a proper offer to purchase,  determined in  accordance  with
            the   Agreement   and   Declaration   of   Trust,   By-laws,
            Registration Statement and relevant Prospectus of the Trust.

            8.    The Trust agrees that, as long as this Agreement is in
effect, it will not authorize anyone else to offer or solicit applications for shares of the Trust and will not accept any such application if submitted by or through anyone other than the Principal Underwriter, unless the
Principal Underwriter shall first have agreed in writing to such authorization.

            9.    This Agreement (i) may be terminated without the payment of any penalty, either by vote of the Board of Trustees of the Fund or, as to any series of the Trust, by vote of a majority of the outstanding voting securities of such series, on sixty (60) days' written notice to the
Principal Underwriter; (ii) may be terminated without penalty by the
Principal Underwriter on sixty (60) days' written notice to the Trust; and
(iii) shall immediately terminate in the event of its assignment.

            10.   The Principal Underwriter agrees that it will not take
either a short or long position with respect to shares of the Trust; that it will not place orders for more shares than are required to fill the requests received by it as agent of the Trust; and that it will expeditiously transmit all such orders to the Trust.

            11.   Nothing contained in this Agreement shall be deemed to
protect the Principal Underwriter against any liability to the Trust or to its security holders to which the Principal Underwriter would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

            12.   This Agreement shall become effective on the date first
above written, and shall continue in effect through the 31st day of October,
2002, and thereafter shall continue automatically for successive annual periods ending October 31, provided that such continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Trust and provided further that this Agreement or any renewal thereof shall be approved by the vote of a majority of the Trustees who are not parties to

the Agreement or interested
persons of any such party, cast in person, at a meeting called for the purpose of voting on such approval.

                                    J&B Funds

                                    By:  /s/ P. Bradley Adams
                                         -------------------------------
                                         P. Bradley Adams
                                         Vice President and Treasurer

ATTEST:

/s/ Martin A. Cramer
----------------------------
Martin A. Cramer
Vice President and Secretary

[SEAL]

                                    Jones & Babson, Inc.

                                    By:  /s/ P. Bradley Adams
                                         -------------------------------
                                         P. Bradley Adams
                                         Vice President and Treasurer

ATTEST:

/s/ Martin A. Cramer
----------------------------
Martin A. Cramer
Vice President and Secretary

[SEAL]

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